Exhibit 19(a)(1)

Code of Ethics for Principal Executive and Principal Financial Officers

TRANSAMERICA SERIES TRUST

TRANSAMERICA FUNDS

(each a “Fund” and collectively the “Funds”)

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL

OFFICERS

Approved by the Board of Trustees

Background

In accordance with the Sarbanes-Oxley Act of 2002 (“Act”) and the rules promulgated thereunder by the U.S. Securities and Exchange Commission (“SEC”), the Funds are required to file reports pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and must disclose whether it has adopted a code of ethics that is applicable to certain specified senior officers and that addresses certain matters specified in the Act and related SEC Rules (a “SOX Code”). The Funds’ Board of Trustees (“Board”), including a majority of the Trustees that are not interested persons of the Funds, as defined in Section 2(a)(19) of the 1940 Act, has approved the Funds’ SOX Code.

Covered Officers/Purpose of the SOX Code

This SOX Code of the Funds applies to the Funds’ Principal Executive Officer and Senior Financial Officer, or any persons performing similar functions on behalf of the Fund (the “Covered Officers”), for the purpose of promoting

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the SEC and in other public communications made by the Funds;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the SOX Code to an appropriate person or persons identified in the SOX Code; and

•	accountability for adherence to the SOX Code.

Risks

In developing these policies and procedures, TAM considered the material risks associated with insider trading. This analysis includes risks such as

●	lack of appreciation for the goal behind the Act;

●	misunderstanding of fraud and how it happens;

●	laissez faire attitudes towards ethical behavior;

●	continual use of simple compliance controls that aren’t designed to adequately monitor and/or improve the governance/control environment; and

●	lack of implementation of an adequate risk management system.

Policies and Procedures

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest. Each Covered Officer has a duty to exercise his or her authority and responsibility for the benefit of the Funds and its shareholders, to place the interests of the Funds and its shareholders first, and to refrain from having outside interests that conflict with the interests of the Funds and its shareholders. Each Covered Officer must avoid any circumstances that might adversely affect, or appear to affect, his or her duty of loyalty to the Funds and its shareholders in discharging his or her responsibilities, including the protection of confidential information and corporate integrity.

A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his or her service to, the Funds. For example, a conflict of interest would arise if a Covered Officer receives improper personal benefits as a result of his or her position with the Funds.

Certain conflicts of interest may arise out of the relationships between Covered Officers and the Funds and already are subject to conflict of interest provisions in the 1940 Act and the Advisers Act. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Funds because of their status as “affiliated persons” of the Funds. The Funds and certain of its service providers’ compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This SOX Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside the parameters of this SOX Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Funds and its investment adviser, TAM, of which the Covered Officers may be officers or employees. As a result, this SOX Code recognizes that the Covered Officers will, in the normal course of their duties (whether for the Funds or TAM), be involved in establishing policies and implementing decisions that will have different effects on TAM and the Funds. The participation of the Covered Officers in such activities is inherent in the contractual relationships between the Funds and TAM and is consistent with the performance by the Covered Officers of their duties as officers of the Funds. Thus, if performed in conformity with the provisions of the 1940 Act and the Advisers Act, such activities normally will be deemed to have been handled ethically. In addition, it is recognized by the Board that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes of ethics.

Other conflicts of interest are covered by the SOX Code, even if such conflicts of interest are not subject to provisions in the 1940 Act and the Advisers Act. The following list provides examples of conflicts of interest under the SOX Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Funds.

Covered Officer Requirements

Each Covered Officer must

●

not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Funds whereby the Covered Officer would benefit personally to the detriment of the Funds;

●	not cause the Funds to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Funds;

●

not use material non-public knowledge of portfolio transactions made or contemplated for the Funds to trade personally or cause others to trade personally in contemplation of the market effect of such transactions; and

●	report at least annually the information elicited in the Funds’ Trustee and Officer Questionnaire relating to potential conflicts of interest.

Audit Committee Disclosure

There are some conflict of interest situations that must be discussed with the Funds Audit Committee if material. Some examples of such situations include

●	service as a director on the board of any Trust (public or private), other than a management investment company;

●	the receipt of any non-nominal gifts from someone or a company that has current or prospective business dealings with the Funds;

●

the receipt of any entertainment from any company with which the Funds have current or prospective business dealings unless such entertainment is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

●	any ownership interest in, or any consulting or employment relationship with, any of the Funds’ service providers, other than TAM or any affiliated person thereof; and

●

a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Funds for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

Disclosure and Compliance

Each Covered Officer

●	should familiarize himself or herself with the disclosure requirements generally applicable to the Funds;

●

should not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including to the Trustees and auditors, governmental regulators or self-regulatory organizations;

●

should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Funds, TAM, and other service providers, with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submits to, the SEC and in other public communications made by the Funds; and

●	has the responsibility to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

Reporting and Accountability by Covered Officers

Each Covered Officer must

●

upon adoption of the SOX Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing (in the form attached hereto as SOX Code Exhibit A) to the Board that he or she has received, read, and understands the SOX Code;

●	annually thereafter affirm (in the form attached hereto as SOX Code Exhibit A) to the Board that he or she has complied with the requirements of the SOX Code;

●	not retaliate against any other Covered Officer or any employee or agent of an affiliated person of the Trust for reports of potential violations that are made in good faith; and

●	notify the Funds’ Audit Committee promptly if he or she knows of any violation of this SOX Code. Failure to do so is itself a violation of this SOX Code.

Enforcement

The Audit Committee is responsible for applying this SOX Code to specific situations in which questions are presented under it and has the authority to interpret this SOX Code in any particular situation. The Audit Committee is authorized to consult, as appropriate, with counsel to the Funds. Any approvals or waivers sought by a Covered Officer will be considered by the Audit Committee.

The Funds will follow these procedures in investigating and enforcing this SOX Code:

●	The Audit Committee will take all appropriate action to investigate any potential violations reported to the Audit Committee.

●	If, after such investigation, the Audit Committee believes that no violation has occurred, the Audit Committee is not required to take any further action.

●

Any matter that the Audit Committee believes is a material violation will be promptly reported to the Board. The Trustees shall take such actions as they consider appropriate, including imposition of any sanctions that they consider appropriate.

●	No person shall participate in a determination of whether he or she has committed a violation of this SOX Code or in the imposition of any sanction against himself or herself.

●	The Audit Committee will be responsible for granting waivers, as appropriate.

●	Any amendments to or waivers of this SOX Code will, to the extent required, be disclosed as provided by SEC rules.

Other Policies and Procedures

This SOX Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, TAM or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this SOX Code, they are superseded by this SOX Code to the extent that they overlap or conflict with the provisions of this SOX Code. The Funds’ and TAM’s codes of ethics under Rule 17j-1 under 1940 Act and Rule 204A-1 under the Advisers Act are separate requirements applying to the Covered Officers and others and are not part of this SOX Code.

Amendment; Interpretation of Provisions

The Trustees may from time to time amend this SOX Code or adopt such interpretations of this SOX Code as they deem appropriate. In connection with any amendment to the SOX Code, a brief description of the amendment will be prepared so that the necessary disclosure may be made with the next Form N-CSR to be filed, or otherwise disclosed in accordance with applicable law.

Confidentiality

All reports and records prepared or maintained pursuant to this SOX Code shall be treated as confidential and shall not be disclosed to anyone other than the Board, the Covered Officers’ and Funds’ counsel, except as otherwise requested by applicable law.

Internal Use

The SOX Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of the Funds, as to any fact, circumstance, or legal conclusion.

Sanctions

Compliance by Covered Officers with the provisions of the SOX Code is required. Covered Officers should be aware that in response to any violation, the Funds will take whatever action is deemed necessary under the circumstances, including, but not limited to, the imposition of appropriate sanctions. These sanctions may include, among others, the reversal of trades, reallocation of trades to client accounts, fines, disgorgement of profits, suspension or termination.

SOX Code Exhibit A

Initial and Annual Certification of Compliance with the

TRANSAMERICA SERIES TRUST

TRANSAMERICA FUNDS

(the “Funds”)

Code of Ethics for the Principal Executive and Senior Financial Officers

(the “Code”)

To: The Board of Trustees

(Signee to check the box for the applicable statement below)

☐

Initial Certification: I hereby certify that I have received, read and understood the Code adopted pursuant to the Sarbanes Oxley Act of 2002. I further certify that I am subject to the Code and will comply with each of the Code’s provisions to which I am subject.

☐	Annual Certification: I hereby certify that I have complied with each of the Code’s provisions to which I am subject for the calendar year ended December 31, ________.

Signature

Name:	_______________________________________

Date:	________________________________________